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                                                               EXHIBIT 28(H)(2)
                                                               ----------------

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    BETWEEN

              LINCOLN ADVISORS TRUST, ON BEHALF OF ITS INVESTMENT
                   PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY,
                            AS LISTED ON SCHEDULE A

                                      AND

                     BOSTON FINANCIAL DATA SERVICES, INC.

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                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----

        1.   Terms of Appointment and Duties......................   1

        2.   [Reserved]...........................................   4

        3.   Fees and Expenses....................................   4

        4.   Representations and Warranties of the Transfer Agent.   6

        5.   Representations and Warranties of the Trust..........   7

        6.   Wire Transfer Operating Guidelines...................   7

        7.   Data Access and Proprietary Information..............   8

        8.   Indemnification......................................  10

        9.   Standard of Care.....................................  12

        10.  Confidentiality......................................  13

        11.  Covenants of the Funds and the Transfer Agent........  14

        12.  Termination of Agreement.............................  15

        13.  Assignment and Third Party Beneficiaries.............  19

        14.  Subcontractors.......................................  19

        15.  Changes and Modifications............................  20

        16.  Miscellaneous........................................  21

        17.  Additional Portfolios/Funds..........................  22

        Schedule A       Portfolios
        Schedule 3.1     Fees and Expenses

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                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

THIS AGREEMENT made as of the    day of November 2011, by and between LINCOLN
ADVISORS TRUST (the "Trust") on behalf of each of its investment portfolios, individually and not jointly, listed on Schedule A, having their principal office and place of business at 1300 South Clinton Street, Fort Wayne, Indiana 46802 (collectively, the "Funds" and individually, a "Fund") and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the "Transfer Agent").

WHEREAS, Lincoln National Life Insurance Company (including its affiliates, "Lincoln") has contracted with an affiliated company of the Transfer Agent, DST Retirement Solutions, LLC ("DST RS"), as of September 1, 2010, with respect to use of the DST Systems, Inc. TRAC record-keeping system to support its retirement plan services business;

WHEREAS, in connection with Lincoln's retirement plan services business, the Trust desires to offer the Funds listed in Schedule A hereto to Lincoln customers who sponsor employer sponsored retirement plans or who are owners of individual retirement accounts qualified under applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"), ("collectively "Plans") that are administered by Lincoln;

WHEREAS, the Trust is a Delaware statutory trust and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, it is contemplated that additional Funds may become parties to this Agreement by written amendment to Schedule A from time to time; and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment and Duties
   -------------------------------

    1.1Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of each Fund, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund's authorized and issued shares of beneficial interest ("Shares") and dividend disbursing agent and agent in connection with the omnibus accounts established in each Fund by the Plans ("Plan Accounts"), all as described in the currently effective prospectus and statement of additional information ("prospectus") of each Fund. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds (the "Procedures")

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       with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

       (a) Establish each Plan Account in a Fund on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Plan in accordance with the Procedures;

       (b) Maintain Plan Accounts on its records in the name of the trustee or custodian of each Plan, as the case may be, for the benefit of the Plans;

       (c) Receive for acceptance and process orders for the purchase of Shares by Plan Account, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the "Custodian");

       (d) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Plan accounts;

       (e) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

       (f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming authorized Plan Account owners;

       (g) Effect transfers of Shares by the authorized Plan Account owners thereof upon receipt of appropriate instructions;

       (h) Prepare and transmit payments for dividends and distributions declared by each Fund;

       (i) Issue replacement checks and place stop orders on original checks based on Plan Account owner representations that a check with respect to a Plan closing was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

       (j) Record the issuance of Shares by Plan and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of a Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding, but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

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       (k) Accept any information, records, documents, data, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or on behalf of Plan Account owners. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order. E-mail exchanges on routine matters may be made directly with the Fund's contact at the Transfer Agent;

       (l) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Funds hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts; and

       (m) Perform all services under Section 1.1 as transfer agent of the
                                      -----------
       Funds and not as a record-keeper for the Plans;

    1.2Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

       (a) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for Fund transactions and receipts and disbursements of money and securities and deliver a copy of such report to the Fund for each business day no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

       (b) "Blue Sky" Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund's blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor's system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring.

       (c) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time

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       to time by agreement between the Fund and the Transfer Agent. The
       Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

    1.3Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent's facilities and inspect the Transfer Agent's records and procedures solely as they pertain to the Transfer Agent's services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund's expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent's regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent's normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund's representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund's governmental regulators, at the Fund's expense, solely to (i) the Fund's records held by the Transfer Agent, (ii) the policies and procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement, and (iii) any other records directly and solely relating to the Transfer Agent's services to the Fund.

    1.4Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Code or any other tax law, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent's responsibilities hereunder shall not extend to or include duties and responsibilities of a "tax return preparer" as defined in the Code. The Trust will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

2. [Reserved]

3. Fees and Expenses
   -----------------

    3.1Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement,

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       the Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and reimbursable expenses and advances identified under Section 3.2 below
                                                           -----------
       may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have
                                                   ----------
       requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

    3.2Reimbursable Expenses. In addition to the fees paid under Section 3.1
                                                                 -----------
       above, the Fund agrees to reimburse the Transfer Agent for out of pocket expenses, including but not limited to: freight, postage, long distance telephone calls, record retention, customized programming/enhancements, federal wire fees, transcripts, hardware at the Fund's facility, telecommunications/network configuration and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

    3.3Increases. The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon
                                                  -----------
       at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent's ongoing costs to provide the affected service or function by five percent (5%) or more; or (iii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system. If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer,
                                 ------------
       diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notified the Fund of an increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer,
                                        ------------
       diligently and in good faith, and agree upon a new fee to cover such new fund feature.

    3.4Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

    3.5Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

    3.6Cost of Living Adjustment. After the third year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

    3.7Late Payments. If any undisputed amount in an invoice of the Transfer
       Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4. Representations and Warranties of the Transfer Agent
   ----------------------------------------------------

The Transfer Agent represents and warrants to the Trust that:

    4.1It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

    4.2It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

    4.3It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

    4.4It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

    4.5All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    4.6It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5. Representations and Warranties of the Trust.
   --------------------------------------------

The Trust represents and warrants to the Transfer Agent that:

    5.1It is a trust duly organized and existing and in good standing under the laws of the State of Delaware.

    5.2It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

    5.3All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    5.4The Trust is an open-end investment company registered under the 1940
       Act and each of the Funds is an investment portfolio of the Trust.

    5.5A registration statement under the Securities Act of 1933, as amended, for the Trust relating to each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Funds.

6. Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code
   -----------------------------------------------------------------------------

    6.1Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

    6.2Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer

       Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

    6.3Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

    6.4Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or
       (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

    6.5Cancellation/Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot reasonably be satisfied.

    6.6Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

    6.7Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

    6.8Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7. Data Access and Proprietary Information
   ---------------------------------------

    7.1The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund 's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

       (a) Use such programs and databases (i) solely on the Fund's computers,
       (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

       (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

       (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

       (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

       (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

       (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

    7.2Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

    7.3The Fund acknowledges that its obligation to protect the Transfer
       Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

    7.4If the Fund notifies the Transfer Agent that any of the Data Access
       Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

    7.5If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
       (i) effect the transfer or movement of cash or Shares or (ii) transmit Plan Account information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

    7.6Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this
                                          ---------
       Section shall survive any earlier termination of this Agreement.

    7.7DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN
       CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. Indemnification
   ---------------

    8.1The Transfer Agent shall not be responsible for, and the Trust, on behalf of each Fund, shall indemnify and hold the Transfer Agent, and solely with respect to Section 8.1(e) herein, also State Street,
                              --------------
       harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising directly out of or attributable to:

       (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

       (b)The Trust's lack of good faith, negligence or willful misconduct which arise out of the breach of any of its obligations under this Agreement, including any representation or warranty by the Trust hereunder;

       (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on and in accordance with: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund ; (ii) any instructions or requests of the Company or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

       (d)The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; or

       (e) The negotiation and processing of any checks or wires including without limitation for deposit into, or credit to, the Fund's demand deposit accounts maintained by the Transfer Agent.

    8.2To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the
                   -----------
       Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct in the performance of its services hereunder. For those activities or actions delineated in the Procedures, the Transfer Agent shall be presumed to have used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

    8.3In order that the indemnification provisions contained in this Section 8
                                                                      ---------
       shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

    8.4As-of Adjustments.

       (a) Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, the Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but the Transfer Agent will discuss with the Fund the Transfer Agent's accepting liability for an "as of" on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility
                               ---------
       for a particular situation resulting in a financial loss to the Fund where such loss is "material," as hereinafter defined, and, under the particular facts at issue, the Transfer Agent's conduct was culpable and the Transfer Agent's conduct is the sole cause of the loss. A loss is "material" for purposes of this Section 8.4 when it results in a pricing
                                       -----------
       error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

       (b) If the net effect of the "as of" transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund's Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent's responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards.

9. Standard of Care
   ----------------

       The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this

       Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. Notwithstanding the
                        ---------
       foregoing, the Transfer Agent's aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from fraud or any intentional malicious acts or intentional malicious omissions by the Transfer Agent's employees. For purposes of this Section 9, "intentional
                                                        ---------
       malicious acts or intentional malicious omissions" shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.

10.Confidentiality
   ---------------

   10.1The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to
                                              -----------
       the party whose Confidential Information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

   10.2For purposes of this Agreement, Confidential Information shall mean:
       (a) with respect to Confidential Information of a Fund: (i) , cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties; and (b) with respect to the Transfer Agent's Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent's business, operations or systems (or to the business, systems or operations of the Transfer Agent's affiliates).

   10.3The Transfer Agent will use the Confidential Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) ("GLB Act") and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., ("Mass Privacy Act") as such is applicable to its transfer agency business.

   10.4In the event that any requests or demands are made for the inspection of the Plan Account records of a Fund, the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit Plan Account records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Plan Account records to such person or if required by law or court order.

11.Covenants of the Fund and the Transfer Agent
   --------------------------------------------

   11.1The Fund shall promptly furnish to the Transfer Agent the following:

       (a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

       (b) A copy of the organizational documents of the Fund and all amendments thereto.

   11.2The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

   11.3Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph
       (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund's possession or destroyed them at the Fund's request.

   11.4SSAE16 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the "SSAE Report") as well as such other reports and information relating to the Transfer Agent's policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

   11.5Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security and data protection safeguards against the destruction, loss, theft or alteration of the Fund's Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements, including those under the GLB Act and the Mass Privacy Act, to the extent applicable to its business. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund's Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

   11.4Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent's provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

12.Termination of Agreement
   ------------------------

   12.1Term. The initial term of this Agreement (the "Initial Term") shall be five (5) years from the date first stated above (the "Initial Term"). This Agreement shall automatically extend for additional, successive one
       (1) year terms (a "Renewal Term") unless terminated as of the end of the Initial Term by the Fund on not less than twelve months written notice to the Transfer Agent. Thereafter the Agreement shall continue for successive Renewal Terms unless terminated by the Transfer Agent or the Fund upon one hundred twenty (120) days before the expiration of such Renewal Term. As used hereinafter, "Term" shall refer to the then current duration during which this Agreement is in full force and effect, including the Initial Term and the Renewal Term. In the event a Fund wishes to terminate this Agreement as to a Fund prior to the expiration of the Initial Term or the Renewal Term, the Fund shall give the Transfer Agent at twelve (12) months prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred twenty (120) days before the
                        ------------
       expiration of the Initial Term or the Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination
                                 -----------
       or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

   12.2Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund's request, shall offer reasonable assistance to the Fund in converting the Fund's records from the Transfer Agent's systems to whatever services or systems are designated by the Fund (the "Deconversion"). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein "reasonable assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in
       Section 7.1, or (iii) to develop Deconversion software, to modify any of
       -----------
       the Transfer Agent's software, or to otherwise alter the format of the data as maintained on any provider's systems.

   12.3Termination or Non Renewal.

       (a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal; and (ii) which thereafter accrue for the period through and including the date of the Fund's Deconversion.

       (b) Deconversion Costs. In the event of termination or non-renewal of this Agreement, the

       Fund shall pay the Transfer Agent for the Deconversion costs as noted in
       Section 12.2.
       ------------

       (c) Early Termination for Convenience. In addition to the foregoing, in the event that (i) the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term other than due to the Transfer Agent's bankruptcy under Section 12.6 or for cause under Section 12.7;
                                ------------                    ------------
       or (ii) the Transfer Agent terminates this Agreement for cause under
       Section 12.7, or due to the Funds' bankruptcy under Section 12.6 or due
       ------------                                        ------------
       to unpaid invoices under Section 12.5, the Fund shall in each case pay
                                ------------
       the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent.

       (d) Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

The amounts set forth in paragraphs (a), (b) and (c) above, shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion. The amounts set forth in (d) shall be invoiced as incurred and paid promptly by the Fund upon receipt of such invoices.

   12.4Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

   12.5Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.
                                     -----------

   12.6Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

   12.7Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within sixty (60) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

   12.8In the event that the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term, other than by reason of the Transfer Agent's bankruptcy under Section 12.6 or for cause under
                                         ------------
       Section 12.7, then effective as of the first day of any month in which
       ------------
       the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement and any related agreements shall cease and shall be recoverable retroactively to the date such discount or fee concession was first granted and the Fund shall return the amount of any such discounts and fee concessions and thereafter pay full, undiscounted fees and charges for the services.

   12.9The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

  12.10Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent's possession and shall make payment for the Transfer Agent's reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty
       (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with
       Section 3.7 of this Agreement. In no event shall the Transfer
       -----------
       Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10. In the event the Fund terminates this
                     -------------
       Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent's possession.

13.Assignment and Third Party Beneficiaries
   ----------------------------------------

   13.1Except as provided in Section 14.1 below, neither this Agreement nor any
                             ------------
       rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   13.2Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   13.3This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1, neither party shall make any commitments with
                   ------------
       third parties that are binding on the other party without the other party's prior written consent.

14.Subcontractors
   --------------

   14.1The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to
       Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.

   14.2For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.Changes and Modifications
   -------------------------

   15.1During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

   15.2The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent's facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

   15.3All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.Miscellaneous
   -------------

   16.1Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

   16.2Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

   16.3Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

   16.4Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

   16.5Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

   16.6Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

   16.7Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

   16.8Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

   16.9Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

  16.10Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

 16.11.Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

  16.12Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

              (a)If to the Transfer Agent, to:
                 Boston Financial Data Services, Inc.
                 2000 Crown Colony Drive
                 Quincy, Massachusetts 02169-0953
                 Attention: Legal Department
                 Facsimile: (617) 483-7091

              (b)If to the Funds, to:
                 Lincoln National Life Insurance Company
                 1300 South Clinton Street
                 Fort Wayne, Indiana 46802
                 Attention: Bill Flory
                 Facsimile:

17.Additional Portfolios/ Funds
   ----------------------------

   17.1Additional Portfolios. In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder by the parties amending the Schedule A to include the additional series.

   17.2Additional Funds. In the event that an entity affiliated with the Trust, in addition to the Funds listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

   17.3Conditions re: Additional Funds/Portfolios. In the event that the
       Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days' prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.
                                                                  -----------

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                       LINCOLN ADVISORS TRUST, acting on behalf of each of its investment series, individually and not jointly, as listed on Schedule A

                       By:     /s/ William P. Flory, Jr.

                       Name:   William P. Flory, Jr.

                       Title:  Vice President and Chief Accounting Officer
                               As an Authorized Officer on behalf of the Trust
ATTEST:

/s/ Colleen E. Tonn
                       BOSTON FINANCIAL DATA SERVICES, INC.

                       By:     /s/ Jane Brennan
                               -------------------------------------------

                       Name:   Jane Brennan

                       Title:  Division Vice President

ATTEST:

--------------------

                                  SCHEDULE A

                                     FUNDS
                                     -----

Presidential Protected Profile 2010 Fund
Presidential Protected Profile 2020 Fund
Presidential Protected Profile 2030 Fund
Presidential Protected Profile 2040 Fund
Presidential Protected Profile 2050 Fund

                                 Schedule A-1